 EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-18495, 333-77473, 333-37426, 333-88528, 333-115925, 333-126074, 333-134644, and 333-161017) pertaining to Stock Incentive Plans and Executive Nonqualified Excess Plan of ATC Technology Corporation of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of ATC Technology Corporation, and the effectiveness of internal control over financial reporting of ATC Technology Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Chicago, Illinois
February 25, 2010